Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2021 Fourth Quarter Conference Call. Today’s conference is being recorded. Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.
Valter Pinto (Investor Relations) Comments:

Thank you, operator, and good afternoon.

I’d like to thank everyone for joining us today for the INUVO fourth quarter and full year 2021 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we anticipate filing our 10K with the Securities and Exchange Commission this evening, March 17, 2022.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you Valter and thanks everyone for joining us today.

We had another very strong fourth quarter where for the three months ended December 31, 2021, we delivered $19.7 million in revenue, which was up 53% year-over-year and up 17% sequentially. Revenue for the year was also up significantly at 34% to $59.8 million for year.

What is particularly encouraging about Revenue in 2021 is how it accelerated between Q2 and Q4 where the company’s growth rates year-over-year were 66%, 83% and as previously mentioned a second ago, 53% in the fourth quarter.

Overall gross margins remained strong at an average of roughly 73% for the year. On a revenue basis, both the ValidClick and IntentKey platforms were up materially year-over-year.

Additionally, and as we had been messaging throughout 2021, we were successful at delivering positive Adjusted EBITDA in the fourth quarter of 2021. I’m pleased to report that Adjusted EBITDA was $466 thousand dollars.

Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

The balance sheet remained strong on December 31, 2021, with no debt and over $13 million in cash and marketable securities. The company also has access to an unused $5 million dollar debt financing facility, the terms and size of which are currently being renegotiated with various lenders. The company is not currently in need of additional capital.

We had a significant number of firsts in the company’s history in 2021 and I’d like to talk through a number of those with you today.

At the end of 2019 and just before the pandemic, approximately 64% of our company revenue was concentrated in a single client. We had a strategy to reduce that risk and I’m pleased to report that for the first time in the company’s history, revenue was more evenly distributed across clients. In fact, in the fourth quarter, the top 5 clients amounted to roughly 22%, 19%, 13%, 12%, and 8% respectively.

As was mentioned in my opening remarks, we also grew an impressive 66%, 83% and 53% year-over-year in the second through fourth quarters and this was in part because we also had an average cash balance of roughly $16M in 2021. Both these growth rates and the availability of cash to fund that growth were firsts for Inuvo.

Strategically, we’ve long recognized that the solutions provided by the ValidClick and IntentKey platforms were not all that dissimilar. As such, we knew we could command larger media budgets by packaging a media and technology service that included the social and search channels of Validclick with the programmatic channels of the Intentkey.

In 2021, the ValidClick team delivered over $3M dollars of Revenue that was attributable to clients shared with the IntentKey. This was a first for our company.

Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

Additionally, and as part of serving multi-channel solutions to several clients in 2021, we learned that many of those clients wanted to also place ads within traditional television. We saw this as an opportunity to ensure, as traditional television continues to migrate to connected television, that we would be the company that could move that budget across the channels.

We delivered roughly $2.4M of linear television for clients in 2021 using the power of the Intentkey AI to make decisions about program placements. This was a first for Inuvo.

Now, one of the consequences of running multi-channel media solutions is the development & management of the various client-based data warehousing, reporting and optimization technologies associated with reporting on the performance of these solutions.

These capabilities were successfully deployed for our clients in 2021 and this in turn has given us the confidence that we can now scale these services. The deployment of systems necessary to support this level of media complexity was a first for our company.

Larger media clients all have creative agencies they work with who provide us with the creative assets necessary to deliver our service. As the IntentKey has grown, so too has our involvement with these creative agencies where we are routinely being asked by our clients to present the insights from the IntentKey to these creative agencies so they can have ideas from which to develop those assets.

This shift from creative assets focused on WHO people are to creative assets using the IntentKey based on WHY people are interested is having a meaningful effect on our client’s business and is another significant differentiator associated with our technology. This level of creative involvement was a first for Inuvo.

Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

As it relates to the marketing of our own company, we signed a deal in 2021 wherein INUVO will be a premiere sponsor for a new category of conference within advertising built specifically around artificial intelligence. We expect this event to occur around mid-year in New York. This will be a first in the company’s history.

Shifting now to some technical firsts. The IntentKey brain works much like the human brain in that our brains are like libraries and the neurons in our brains are the books in that library. We make decisions by linking together these books. Now, while the human brain is limited to understanding only the things it has been taught, the IntentKey understands the collective knowledge contained within the internet, because the internet was in effect, its teacher.

Updating the core IntentKey brain is not something that needs to happen frequently as it already possesses trillions of individual connections between concepts. So, while for example the IntentKey would be able to link an iphone with apple, it might only be able to indirectly link the newest iphone13 with apple because that direct connection had not been trained.

In 2021, we expanded the number of concepts understood by the IntentKey and in doing so also designed a framework for enhancing the IntentKey in a way that it will be able to understand some of the newer elements of our lexicon, things like hashtags and emojis for example. This major revision to the brain behind the IntentKey was a first.

In 2021 we also deployed and signed new clients for a SaaS version of the IntentKey. This product was primarily designed to serve the needs of the agency market, where media agencies typically want to run campaigns for their clients directly. This was a first for INUVO and it has provided the means to expand our market and gross profits.

Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

Within our ValidClick platform, we have recognized that media buying opportunities in search and social tend to be opportunistic and of limited duration. This meant that we needed to develop technologies that could adapt to these opportunities by automatically accelerating or decelerating media purchases on behalf of clients so we could take advantage of these just-in-time changes. We implemented this technological capability in 2021 and it was a first for the platform.

Now, we also had some client firsts in 2021. In the fourth quarter we delivered an Intentkey driven multi-channel media program for a Universal Pictures adaptation of a successful book. This was particularly challenging because the marketing program itself required execution over a short period of time. It was a great test of the IntentKey’s ability to deploy quickly and a testament to the AI’s proficiency at identifying and marketing to prospective movie goers in real-time. This was another first for INUVO.

In addition to this movie client, we had several other wins that included an electric vehicle manufacturer, a pet technology provider, an enterprise software vendor, Universities, a Bank, an online game manufacturer, a high-end gym, and many more.

Across all these and other customers, the Intentkey continued to exceed expectations having delivered on average a roughly 50% improvement over the goals these clients set for us in 2021.

What our performance and these firsts should signal is that we have the technology, the people, the services, and the market required to build a large company. When this readiness is complimented by a once in a decade consumer privacy driven catalyst, for which our technology has a solution, we get excited about our potential.

Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

The use of consumer data has been the foundation of advertising for decades. Privacy concerns among consumers is going to eliminate the use of that consumer data for prospecting new clients and when that takes hold, it will impact $200 Billion dollars of media spend. We have a solution to this industry challenge.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Thank you, Rich, and good afternoon. I will recap the financial results of our fourth quarter of 2021.

As Rich mentioned, Inuvo reported revenue of $19.7 million for the quarter ended December 31, 2021; this compares to $12.9 million reported in the fourth quarter of the prior year.

Both platforms, ValidClick and IntentKey, exceeded the prior year. ValidClick revenue exceeded the revenue in the fourth quarter of last year by 26% and the IntentKey revenue for the three months ended December 31, 2021 exceeded the prior year quarter by approximately 121% primarily due to the acquisition of new customers.

IntentKey revenue represented 41% of total revenue in this year’s quarter compared to 28% in the same quarter last year. We expect IntentKey revenue to continue to grow as a percent of total revenue.

Inuvo Gross Margins decreased in the fourth quarter to 57% compared to 83% in the same quarter last year. The IntentKey gross margins were 37% in the fourth quarter compared to 45% in the same quarter last year. Our new customers are requiring us to deliver ads in a

Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

multichannel environment. The different channels have different gross margins. Though we attempt to optimize gross margins, we want to deliver to customers the multichannel campaigns they want.

ValidClick’s gross margins were 71% in the fourth quarter compared to 99% in the same quarter last year. As Rich mentioned, we have now integrated the ValidClick services with the IntentKey services as part of delivering this multi-channel capability to clients.
Whereas in the prior year, most of the Validclick cost was traffic acquisition and as such not included in the cost of revenue, in 2021, for clients where we did deliver a multichannel solution, the media expenses are considered cost of revenue.

Operating expenses were $12.3 million in the fourth quarter of 2021 compared to $12.6 million the prior year, a decrease of $300 thousand.

The largest component of operating expense is marketing costs. Marketing costs are predominantly traffic acquisition costs associated with ValidClick. It is the largest expense associated with the ValidClick platform. Marketing costs were $7.4 million in the fourth quarter this year compared to $8.3 million in the same quarter last year.

Compensation expense was $2.9 million in the fourth quarter this year compared to $2.4 million in the prior year primarily due to higher stock-based compensation expense and to a lesser degree, higher employee salary cost. Our full-time employment was 75 on December 31, 2021, compared to 71 on December 31, 2020.

The majority of the increase in headcount occurred within sales, sales support and account management for the IntentKey.

Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

Selling, general and administrative expense increased $50 thousand in the fourth quarter this year compared to the prior year due primarily to higher depreciation and amortization expense.

Net interest expense was $50 thousand in the fourth quarter of 2021 compared to $2 thousand expense in the same quarter last year. This year’s expense is approximately $11 thousand associated with the leasing of IT equipment and other ongoing commitments, and approximately $39K resulting from the reclass of marketable securities as available for sale and showing its fair market change in other comprehensive income.

We had other expense of $158 thousand in the fourth quarter of this year due to an unrealized loss from marketable securities, partially offset by an unrealized gain in debt securities of $54 thousand included in the comprehensive loss.

We reported net loss of $1.2 million or 1¢ per basic share compared to a $715 thousand net loss or 1¢ per basic share in the same quarter last year. Non-cash-based expenses totaled roughly $1.5 million in the quarter.

The adjusted EBITDA for the quarter ended December 31, 2021, was $466 thousand compared to $347 last year last year.

On December 31, 2021, we had cash and cash equivalents and marketable securities of $13.3 million, and a net working capital of $12.4 million. In addition, we have a $5 million working capital line of credit which currently has no outstanding balance.

We maintain a simple cap structure with 119.5 million common shares outstanding, 4 million employee restricted stock units outstanding through an equity incentive plan and 300,000 warrants to purchase common stock.

Inuvo, Inc. Fourth Quarter and Year 2021 March 17, 2022

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, we had a very strong year with a compounded quarterly growth rate between Q1 and Q4 of approximately 23%. We had a year-over-year overall growth rate of 34% and accelerated growth rates between Q2 and Q4 of 66%, 83% and 53% year-over-year. We had a positive Adjusted EBITDA in the fourth quarter of $466K.

We expect year-over-year growth in the first quarter of 2022 to remain strong. With this once in a decade opportunity associated with privacy, we plan to run the business as close to breakeven on an Adjusted EBITDA basis for the year so we can optimize towards capturing market share over the next few years while enterprises are open to a change in service providers because of the challenges facing the industry.

Our balance sheet is currently strong enough to accommodate the working capital needs of the growing business and, as a result, we have no immediate plans to raise capital.

I will now turn the call over to the operator for questions.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.